Form N-CSR Item 19(c) Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-269206 on Form N-2 of our report dated January 21, 2026, relating to the financial statements and financial highlights of Eaton Vance Municipal Income Trust (the “Trust”), appearing in this Annual Report on Form N-CSR of the Trust for the year ended November 30, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 26, 2026